Exhibit 4.19

RIVEX PHARMA INC.
A DIVISION OF HELIX BIOPHARMA CORP.

3 - 305 Industrial Parkway S.
Aurora, Ontario
Canada L4G 6X7
Tel: (905) 841-2300
Fax: (905) 841-2244

July 25, 1997

STRICTLY PRIVATE

William H. Chick
29 Beatty Cr.
Aurora, Ontario
L4G 5V3

Dear Bill:

We are delighted at your decision to join our group, and very much look forward to having you on our management team as we build this business.

The following will confirm our understanding regarding the terms and conditions of your employment.

Title: Vice President, Sales and Marketing, Rivex Pharma Inc.

•	Base Salary: $110,000

•	Performance and salary reviews will take place annually on your anniversary

•
Performance compensation: You will receive 1.5% of the first $1.5M of the gross sales of Rivex, and 1% on the next $1M gross sales. This performance compensation will be paid to you on a regular basis throughout the year, probably quarterly

•
Share options: you will receive 75,000 share options of Helix BioPharma Corp. on joining our group, at the option price of approximately $2.00 (The option price is presently under discussion with the hope of having it lowered)

•	Additional share options may be available in the future, and you will receive options in this same proportion to options being received by other senior management

•	Monthly car allowance: $500. This is subject to future review. The Company will also provide a credit card

•	You will be immediately eligible for enrollment in the Company's standard benefits program

•	Vacation: 4 weeks annually

•	Should your employment be terminated for reasons other than just cause, you will be given 9 months written notice, or payment equal to 9 months salary

•	Start date: August 25 or earlier

Once again, Bill, we are very pleased to have you on our team. We believe that you have the background, experience and entrepreneurial style to make a significant contribution to the growth and performance of Rivex. We look forward to working with you.

Best Regards,

“Donald H. Segal”

Donald H. Segal
President

                                                    “W. Chick”
                                                  _____________________
                                                          Accepted

                                                    July 31, 1997
                                                  _____________________
                                                                  Date